EXHIBIT 10.30

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

This First Amendment (this “Amendment”) dated as of January 9, 2015 (the “Execution Date”) is to the Asset Purchase Agreement, dated as of November 5, 2014 (the “Agreement”), by and among Amylin Pharmaceuticals, LLC, a Delaware limited liability company (“Amylin” or “Seller”), AstraZeneca Pharmaceuticals LP, a Delaware limited partnership (solely for purposes of Sections 2.1.1, 2.2.1 and 2.3.2 of the Agreement) (“AZPLP”, and, together with Amylin but solely for purposes of Sections 2.1.1, 2.2.1 and 2.3.2 of the Agreement, “Seller”), and Aegerion Pharmaceuticals, Inc., a Delaware corporation (“Buyer”). Unless otherwise specifically provided herein, capitalized terms used, but not otherwise defined, herein shall have the meanings ascribed thereto in the Agreement.

RECITALS

WHEREAS, Buyer and Seller are parties to the Agreement; and

WHEREAS, Buyer and Seller desire to amend, and do hereby amend, the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual promised and conditions hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

Schedules. The Schedules to the Agreement are hereby amended and restated in their entirety as set forth in Exhibit A to this Amendment.

Disclosure Schedules. The Disclosure Schedules to the Agreement are hereby amended and restated in their entirety as set forth in Exhibit B to this Amendment.

Audit Reimbursement. The Parties acknowledge and agree that, in furtherance of the Parties’ respective obligations under Section 5.2.5 of the Agreement, Seller shall engage KPMG LLP to perform, on behalf and at the expense of Buyer, the reasonably necessary audit services required to prepare the historical financial statements related to the Product Business as may be required to be included in any filing under the Securities Exchange Act of 1934 and the regulations promulgated thereunder, including Regulation S-X, to be reported on a current report on Form 8-K (and in any other filing required to be made by Buyer under applicable Law and) filed by Buyer in connection with the Closing. Seller shall use reasonable efforts to cooperate with KPMG LLP to facilitate KPMG LLP performing such audit services in a manner that allows Buyer to make such filings in accordance with timeframes required under applicable Law. Buyer shall promptly reimburse Seller for any audit fees and other out-of-pocket expenses incurred by Seller or its Affiliates in connection with such engagement.

Invoice Allocation.

In the event either Party receives a vendor invoice or other request for payment after the Closing pursuant to any Purchased Contract that (i) covers performance that occurred both prior to and after the Closing Date and (ii) does not delineate on its face amounts due for performance prior to the Closing Date and amounts due for performance on or after the Closing Date (each, a “Transition Invoice”), then, without limiting the Parties’ respective obligations under Section 5.9.2 of the Agreement, representatives of both Buyer and Seller (which such representative shall be each Party’s respective Transition Manager (as defined in the Transitional Services Agreement) or their designee unless otherwise agreed) shall promptly discuss the allocation of the total balance due under such Transition Invoice between Assumed Liabilities and Excluded Liabilities to enable timely payment by the invoiced Party. Without limiting the generality of the foregoing, to the extent amounts are owed on a per unit of activity basis or unit of time basis, such allocation between the Parties will be based upon the units of activity or units of time, respectively, incurred before and on or after the Closing Date. If the Party paying the vendor is Seller, then Buyer shall reimburse Seller within 30 days following the Parties agreement on such allocation for the portion of the applicable Transition Invoice allocated to Assumed Liabilities. If the Party paying the vendor is Buyer, then Seller shall reimburse Buyer within 30 days following the Parties’ agreement on such allocation for the portion of the applicable Transition Invoice allocated to Excluded Liabilities. The Parties agree that this Section 1.4 is solely to establish procedures for allocating and timely paying amounts due under Transition Invoices and in no way modifies Section 2.2 of the Agreement.

In connection with Section 1.4(a) hereof, the Parties acknowledge that any amounts due to Sandoz (with respect to batches under the heading “DS Batch/Lot #”) or Hospira (with respect to batches under the heading “DP Batch/Lot #”) subsequent to the Closing with respect to the Manufacture of the work-in-process batches set forth on Schedule 1.4 hereof shall be allocated as set forth therein, which the Parties acknowledge is in proportion to the work conducted by Sandoz or Hospira, as applicable, relating to such batches before and on or after the Closing Date.

Waivers.

Buyer hereby (i) waives the requirements set forth in (A) Section 2.1.1(a) of the Agreement that Seller update Schedule 2.1.1(a)(i) and Schedule 2.1.1(a)(ii) to the Agreement, (B) Section 2.1.1(j) of the Agreement that Seller update Schedule 2.1.1(j), in each case, not less than two Business Days prior to the Closing Date, and (ii) accepts Schedules 2.1.1(a)(i), 2.1.1(a)(ii) and 2.1.1(j) as set forth in Exhibit A hereto.

Definitions. The definition of “BMS Agreement” in Section 1.1 of the Agreement is hereby amended and restated in its entirety as follows:

““BMS Agreement” means the agreement to be entered into at Closing (as such agreement may be amended after Closing), by and between Buyer and Affiliates of Seller, relating to certain obligations of Seller and its Affiliates under the Amended and Restated Stock and Asset Purchase Agreement, by and between Affiliates of Seller and BMS, dated as of January 31, 2014, and any agreement by and between Buyer, Affiliates of Seller and BMS that supersedes or amends, in whole or in part, such agreement.”

No Other Amendments. Each Party represents and agrees that this Amendment constitutes a legal, valid and binding obligation of such party, enforceable against such Party in accordance with its terms. This Amendment shall be effective as of the date first set forth above. Except as expressly set forth herein, (i) the Agreement (including the Disclosure Schedules and the Schedules to the Agreement) shall remain in full force and effect and is hereby ratified and confirmed and (ii) this Amendment shall not by implication or otherwise limit, impair, constitute a waiver or amendment of, or otherwise affect the rights and remedies of the parties hereto under the Agreement.

Miscellaneous. The provisions of Section 1.2 (Construction), Section 9.1 (Governing Law, Jurisdiction, Venue and Services), Section 9.3 (No Benefit to Third Parties), Section 9.4 (Waiver and Non-Exclusion of Remedies), Section 9.6 (Assignment), Section 9.7 (Amendment), Section 9.8 (Severability), Section 9.9 (Equitable Relief), Section 9.10 (English Language), Section 9.12 (Counterparts) and Section 9.13 (Entire Agreement) of the Agreement shall apply to this Amendment mutatis mutandis as if set forth herein.

[Signatures Follow On a Separate Page]

IN WITNESS WHEREOF, each of the Parties and AZPLP have executed this Amendment as of the Execution Date.

AMYLIN PHARMACEUTICALS, LLC

By:	/s/ Ann Booth-Barbarin
Name:	Ann Booth-Barbarin
Title:	Assistant Secretary

ASTRAZENECA PHARMACEUTICALS LP (solely for purposes of Sections 2.1.1, 2.2.1 and 2.3.2)

By:	/s/ Ann Booth-Barbarin
Name:	Ann Booth-Barbarin
Title:	Assistant Secretary

AEGERION PHARMACEUTICALS, INC.

By:	/s/ Marc Beer
Name:	Marc Beer
Title:	Chief Executive Officer